Embassy Bank for the Lehigh Valley

P.O. Box 20405

Lehigh Valley, PA  18002-0405

May 24, 2018

Ms. Judith A. Hunsicker

328 West Street

Bethlehem, PA  18018

Dear Judith:

This will set forth our understandings concerning your continued employment as Chief Operating Officer, Chief Financial Officer, Secretary, and Treasurer of Embassy Bank.  This Agreement constitutes an amendment and restatement of the agreement dated January 1, 2006 (as subsequently amended on November 19, 2010 and again on November 21, 2011), and supersedes and replaces all prior agreements and understandings concerning the terms of your employment.

1. You are retained by the Board of Directors as First Executive Officer, Chief Operating Officer, Chief Financial Officer, Secretary, and Treasurer.  You will be responsible for all operational, business and financial matters affecting the Bank under the direction of David M. Lobach, Jr., the CEO, and the Board of Directors.

2. Your compensation will be as follows:
(a)	A base annual salary of $416,996 for the remainder of 2018.
(b)	You will receive annual salary and bonus increases as approved by the Board of Directors. Your future bonuses will be limited to a maximum of 30% of salary.
(c)	You may elect to defer a portion of your compensation prior to the commencement of any year pursuant to any Deferred Compensation Plan adopted by the Bank.
(d)

You will participate in the 401(k) plan, health, disability, group life insurance and any other employee benefit plans established by the Bank on the same basis as other full-time employees of the Bank.

(e)	You will receive such paid time off as is provided in the Bank’s employee handbook, from time to time.
(f)	You will be reimbursed for all ordinary and necessary business expenses incurred by you on behalf of the Bank.

(g)

You will receive awards of restricted shares of Embassy Bancorp, Inc. (the “Corporation”) common stock during each year of your employment by the Bank, as awarded by the Board of Directors.    At a minimum, you shall receive, in December of each year during the term of your employment, restricted stock awards having an aggregate fair market value equal to 8% of your base salary for that year.    All of the restricted stock awards required to be issued pursuant to this Agreement shall be issued pursuant to any stock incentive plan then maintained by the Corporation.  The date of issuance of any award hereunder (“grant date”) shall be determined by the Board of Directors, and the fair market value of any award issued pursuant to this paragraph 2(g) shall be determined in accordance with the stock incentive plan pursuant to which the award is issued.  Restricted stock awards issued hereunder shall have a minimum three-year, pro rata vesting period.

(h)	You will receive a SERP benefit upon your retirement subject to the terms of the existing SERP arrangements in place at that time.

3. The term of your employment will be five (5) years from January 1, 2018.  On each January 1st of your employment with the Bank, this term will automatically extend for an additional year beyond the then-existing termination date, so that upon each automatic extension, your employment will again have a remaining term of five (5) years.    However, by written notice, the Bank can terminate this Agreement and the employment relationship effective five (5) years from the date of such written notice as provided in paragraph 3(d) below.    Additionally, the Bank shall have the right to terminate your employment and pay no further compensation:

(a)

Upon thirty (30) days prior written notice for “cause.”  For purposes of this Agreement, “cause” is defined as theft, fraud or dishonesty in connection with your duties, your willful failure to follow the lawful and reasonable directives of the Board or your willful and persistent failure to perform your duties as Chief Operating Officer, Chief Financial Officer, Secretary, and Treasurer.

(b)	If you become unable to perform substantially all of your duties due to your permanent disability or death.
(c)	If you voluntarily resign your employment, except as provided in paragraph 3(d) below.
(d)

Upon written notice from the Board of Directors for any other reason effective five (5) years from the date of the notice.  Provided, however that in the case of any notice of termination under this paragraph 3(d), if you give written notice of your intent to resign within six (6) months of your receipt of such notice, you shall receive in lieu of any other compensation due you, an amount equal to five (5) times the base salary and minimum bonus you are receiving as of the date of such resignation.  Such amount shall be paid in five (5) equal annual installments, the first to be paid on the effective date of your resignation and thereafter on the four (4) successive anniversaries of such effective date.  In addition, for a period of five (5) years following such resignation, you shall receive all 401(k) benefits and health insurance coverages you are receiving as of the date of your resignation.  You agree to give at least six (6) months’ prior written notice of your intent to resign under the provisions of this paragraph 3(d).  In the event you die during the payout period of any termination pay due you under this paragraph 3(d), any remaining installments shall be paid to your estate.

4. You will cooperate with the Bank by appearing for any required physical examinations and providing any required medical information so that the Bank may obtain “key man” life insurance on your life naming the Bank as beneficiary.

5. In consideration of our commitment to you, you agree that for a period of one (1) year from any termination of your employment, you will not become employed by or associated with any other bank or group of persons or entities forming a bank if the new bank or your place of employment is within fifty (50) miles of the principal office of the Bank at 100 Gateway Plaza.

6. At the request of either party, all disputes concerning the employment relationship, except for the non-compete clause contained in Paragraph 5 above, will be settled by binding arbitration to be held in Bethlehem, Pennsylvania pursuant to the rules and regulations of the American Arbitration Association.

7. We have agreed to a severance pay arrangement in the event the Bank (or a bank holding company controlling the Bank) is acquired by or merges into or with another banking institution, bank holding company or any other entity.  In the event such a transaction is consummated during your employment and results in another entity obtaining control (through stock ownership, board membership, or otherwise) of the operation and management of the Bank (or a bank holding company controlling the Bank), the following severance arrangements shall apply:

(a)

If within two (2) years of the change in control, you: (i) receive notice that your employment is being terminated under paragraph 3(d) above; or (ii) voluntarily resign for any reason, you will receive in a single lump sum, in lieu of any other compensation due you, five (5) times the annual base salary and minimum bonus you are receiving as of the date of your termination or resignation.   In addition, for a period of five (5) years from such termination or resignation after a change in control, you will continue to receive all 401(k) benefits and health insurance coverages which you are receiving as of the date of such termination or resignation.

8. The Bank intends in good faith that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

(a)

For purposes of determining whether: (i) you are permanently disabled within the meaning of paragraph 3(b); or (ii) there has been a “change in control” of the Bank or a bank holding company controlling the Bank within the meaning of paragraph 7, any such determination shall be made in accordance with the applicable definitions thereof as set forth in Section 409A.

(b)

If  you are determined to be a “specified employee” (as defined in Section 409A), payments made pursuant to this Agreement, other than payments qualifying as short-term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. The Bank agrees to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to this paragraph in accordance with Section 409A, to be paid or distributed in a single, lump sum payment at the earliest permissible date under Section 409A.    For purposes of the foregoing, the date upon which a determination is made as to your status as a “specified employee,” the “identification date” (as defined in Section 409A) shall be December 31.

(c)

To the extent any provision of this Agreement is deemed inconsistent with Section 409A, said provision in hereby expunged and the Agreement shall be deemed amended to comply with said law, and the Bank shall take such steps as to amend the Agreement so that it complies in form with Section 409A.

9. Should the total of all amounts or benefits payable under this Agreement, together with any other payments which you have a right to receive from the Bank, any affiliates or subsidiaries of the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code (or any successor thereto), you shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, you will be in the same after-tax position as if no excise tax had been imposed.  Any payment or benefit which is required to be included under Sections 280G or 4999 of the Internal Revenue Code (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision.  The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Bank’s independent certified accountant and tax counsel and shall notify you of the amount of excise tax prior to the time such excise tax is due.  If at any time it is determined that the additional “excise tax” adjustment payment previously made to you was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make you whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation.  All amounts required to be paid pursuant to this paragraph shall be paid at the time any withholding may be required (or, if earlier, the time you shall be required to pay such amounts) under applicable law, and any additional amounts to which you may be entitled shall be paid or reimbursed no later than fifteen

(15) days following confirmation of such amount by the Bank’s independent certified accountant provided, however, that any payments to be made under this paragraph shall in all events be made no later than the end of your taxable year next following the taxable year in which you remit such excise tax payments.  The parties recognize that the actual implementation of the provisions of this paragraph are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

10. If the foregoing correctly sets forth our understandings, please sign and return one copy of the letter to me.

Embassy Bank for the Lehigh Valley

By:	/s/ Bernard M. Lesavoy
Bernard M. Lesavoy
Personnel Committee Chairperson

The foregoing is agreed and accepted.

/s/ Judith A. Hunsicker
Judith A. Hunsicker